Exhibit 99.5
Trinity Industries, Inc.
Earnings Release Conference Call – Q4 2019
Comments of Melendy E. Lovett
Senior Vice President and Chief Financial Officer
February 20, 2020

Thank you, Eric, and good morning everyone.
Yesterday, the Company reported strong improvement in our fourth quarter and full year 2019 results. Revenues, adjusted operating profit, and adjusted earnings per share all increased by double digits as a result of fleet growth with attractive pricing, and higher railcar deliveries with a favorable product mix. Not only did our team deliver strong operational results in a challenging market environment, Trinity’s leaders have made significant strides in executing against our strategic and financial priorities in our first full year as a rail focused company. Our priorities for 2019 included optimizing our cost and capital structure, investing in value-creating growth opportunities, and returning capital to shareholders. We also committed to improving our financial filings and presentations to better highlight the value of the lease fleet and the rail platform.
As Eric mentioned, leadership has been focused on streamlining our operating structure as we transitioned from Trinity’s former multi-business holding company to a rail-focused company. These collective actions resulted in the reduction of more than $30 million of SE&A during the year. We have more work to do to optimize our business platform to the level of our expectations, and we are evaluating both cyclical and structural costs, to enhance our performance.
Another area of focus during 2019 was the optimization of our balance sheet. Trinity’s loan-to-value ratio on the wholly-owned lease fleet improved from 46.6% to 55.1% at the end of 2019 when including the debt funding from our corporate revolver. This was significant progress towards our goal to achieve a LTV ratio of 60-65% in the near term. We expect to achieve this LTV target within the next 12-18 months. Our debt funding secured in 2019 was at very attractive interest rates, and as a result of our optimization efforts since the spin-off, Trinity has lowered our weighted average cost of capital approximately 150 basis points.
Balance sheet optimization and increased profitability through strong execution and reduction of costs resulted in Trinity’s year over year pre-tax Return on Equity increasing from 6.3% to 9.0% in 2019. Trinity established a 3-year average pre-tax ROE goal of 11-13% in early 2019, which aligns with our long-term pre-tax ROE target of mid-teens through the cycle. We are pleased with the solid progress in our first year. Softer railcar demand will create a very challenging headwind for 2020 ROE improvement, but we are focused on the levers within our control. Our current guidance would lead to a pre-tax ROE of approximately 10% to 10.5% in 2020.
Trinity also made significant progress in demonstrating the cash flow generation capability of our rail platform. Free cash flow before lease fleet investment was $423 million for the year, higher than our 2019 forecast as a result of strong improvement in working capital management, as well as the delivery of railcars at the high end of our most recent guidance. As Jean said earlier, the cash flow generation capability of Trinity’s rail platform is a significant driver for long-term value creation. Management and the Board believe that the platform can yield strong and predictable cash flows enabling meaningful investment in high-return growth opportunities and substantial return of capital to shareholders.
To put this in perspective - during 2019, Trinity invested in the growth of our portfolio with net lease fleet additions of approximately $875 million on a cash basis. This growth was funded through our available cash on hand and appropriate use of leverage. We also invested nearly $100 million in manufacturing capex for the growth of our railcar maintenance business and paint and lining capacity as Eric mentioned. Our capital allocation during 2019 also included $377 million in returns to shareholders through share buybacks and dividends, returning approximately 14% of our market cap. We have approximately $1 billion in liquidity and have ample room to continue leveraging our balance sheet.
Now moving to guidance, our capital allocation plan for 2020 follows a similar framework, and underscores the value creation of our businesses. Our capex guidance for 2020 includes approximately $90 - 100 million for non-leasing capex, and approximately $435 million of net lease fleet investment, requiring less than $100M in equity capital at a 70% loan to value. Our free cash flow before lease fleet investment is expected to be approximately $600 - $650 million, providing ample room to return substantial capital to shareholders after investing in our business for growth.
Guidance for our financial performance in 2020 includes the following:
Top line revenues of approximately $2.5 to $2.7 billion after eliminations, and earnings per common diluted share in the range of $1.15 to $1.35.
Our financial assumptions include a production forecast of 16,000 railcars, of which approximately 40% will be delivered to our lease fleet, and an approximate margin of 7% for the Rail Products segment, Leasing revenue of approximately $800 million with a 46% operating margin, and $50 million of profit from sales of leased railcars from our portfolio. Our 2020 guidance also includes significant cost savings opportunities across SE&A and administrative cost of sales with a goal of approximately $25-30 million of reductions compared to 2019. Interest expense and the tax rate are expected to be approximately $225 million and 27%, respectively.
As you heard Jean mention, we will be active in share repurchases through the year as we continue to optimize our balance sheet. Our EPS guidance range incorporates meaningful amounts of share repurchases, subject to board authorization. The 2020 guidance does exclude items outside the normal course of core operations, such as restructuring activities or pension plan termination charges, which we will report the effect of, if and when they occur.
Regarding EPS cadence, our full year EPS range compares favorably to 2019 fiscal results; however, our first quarter financial results will face significant headwinds before recovering through the year. As Eric mentioned, the Rail Products Group is transitioning to a much lower level of deliveries and is impacted in first quarter of 2020 by lost efficiencies and rightsizing costs. Other items that will affect our earnings cadence include sales of leased railcars and SE&A cost savings. At this time, we expect sales of leased railcars to be primarily concentrated in the second half of the year. SE&A cost savings will build through the year as we execute on initiatives to lower the associated costs.
You may have seen in our press release yesterday that we are changing the estimated depreciable lives of our railcar lease fleet. This is expected to have a positive impact on our financial performance of approximately $27 to $33 million year over year (or $0.14 to $0.18 in EPS), and this is included in our financial guidance. In our evaluation process, we compared our depreciation policy to extensive Company and industry data and analytics. Our analysis supports the extension of our estimated depreciable lives based on the performance and maintenance history of the railcars in our lease fleet, and moves Trinity more in line with the practices and performance of peers in the industry while still being at the lower end of public comps. We also believe the updated estimated depreciable lives better align our accounting policies with the economics of our leasing business.
Following our conference call today, we will file our Form 10-K for 2019. Included in the report are enhanced disclosures around the economics of our business, including a selected consolidated balance sheet for the Leasing company. As of year-end, the Leasing company carried total equity of $2.3 billion. This would be the comparable equity balance to a standalone leasing company. In consolidation, the adjusted Leasing Group equity amounts to $1.5 billion, reflecting the cost-advantaged equipment sourcing from our own manufacturing business - one of the tangible benefits of our platform. These disclosures along with other metrics provided during the year including the pre-tax ROE target and free cash flow before leasing capex, are all aimed at showing how management assesses the value of our business and highlighting Trinity’s opportunities to create significant value for shareholders.
We made significant progress in 2019 demonstrating the value of our platform, improving ROE, lowering our cost of capital, streamlining the organization, reducing costs, and committing to a balanced capital allocation framework, investing in business growth and returning capital to shareholders. But we know we have more work to do. As Jean mentioned, management and the Board have higher expectations for driving the performance of our company to new levels. We understand in 2020 we’re tasked with transforming Trinity against challenging market headwinds. Trinity’s culture and commitment to excellence are great strengths and legacies of this company. We’re very excited to have Jean on board. She has always admired and respected Trinity, she recognizes the strengths of our people and our culture, and she is experienced in leading transformative change.
We’ll now transition into the Q&A session. Operator, will you please give our listeners the instructions.

The following is an excerpt of the transcript from the question and answer session of our earnings conference call:
Analyst question: Hey, good morning. Melendy sorry if I missed this, but when you were talking about the headwinds in 1Q from the transition to lower production and how that's going to pressure 1Q, will that drive EPS down into the single digits or maybe can you talk about the percentage of EPS you expect in first half versus second half?
Response of Melendy E. Lovett, Senior Vice President and Chief Financial Officer: Good morning, Steve. We don't give quarterly guidance. And so, just wanting to let you know that our first quarter is being impacted by lower deliveries, loss efficiencies and rightsizing costs. I think your thoughts are generally in the range. But again not wanting to turn it into quarterly guidance.